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                                                                    EXHIBIT 10.5


                                  AMENDMENT TO
                          EMPLOYMENT AGREEMENT 11/17/00


THIS AMENDMENT to the "Employment Agreement 11/17/00" effective January 1, 2001 (the "Employment Agreement") between INSIGHT DIRECT WORLDWIDE, INC. ("Company") and DINO FARFANTE ("Executive") is entered into as of October 9, 2001.

                                 R E C I T A L S

A. Executive is currently employed by Company, a wholly owned subsidiary of Insight Enterprises, Inc. ("Parent"). The terms and conditions of such employment are set forth in the Employment Agreement.

B. Effective as of October 9, 2001, the parties wish to amend the Employment Agreement as provided in this Amendment.

IN CONSIDERATION of the premises and the respective covenants and agreements of Company and Executive contained in this Amendment, the sufficiency of which is hereby acknowledged, Company and Executive agree as follows:

1. Amendment and Effect. Except to the extent the Employment Agreement is modified by this Amendment, it shall remain in full force and effect. Without limiting the foregoing, this Amendment shall replace and nullify any and all previous arrangements regarding Executive's bonus or "Incentive Compensation." Any terms beginning with an initial capital letter used in this Amendment and not otherwise defined herein shall have the meanings given them in the Employment Agreement.

2. Delete Section 2 ("POSITION AND DUTIES") of the Employment Agreement in its entirety and replace with the following:

      "2.   POSITION AND DUTIES

      "(a) Job Duties. Company does hereby employ, engage and hire Executive to serve in an executive capacity, and Executive does hereby accept and agree to such employment, engagement, and hiring. Executive's duties and authority during the Employment Period shall be such executive duties as the Company's or Parent's Board of Directors (the "Board") or the Parent's President shall reasonably determine from time to time. Executive's title as of October 9, 2001 shall be President of the Company, and his duties as of that date shall include responsibility for the day-to-day operations of the Company. Such title and duties may be changed from time to time by the Board or the Parent's President, provided that such duties and authority shall not be materially different than the date of this agreement; further that the authority of the Executive shall not be diminished and that the Executive shall not be demoted. Executive will devote substantially all of his working time and effort to his duties on behalf of the Company, provided that such devotion of time shall not be materially different from Executive's devotion of time at the date of this Agreement, reasonable absences because of illness, vacation, and personal and family exigencies excepted.

      "(b) Best Efforts. Executive agrees that at all times during the Employment Period he will faithfully, and to the best of his ability, experience and talents, perform the duties that


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            may be required of and from him and fulfill his responsibilities hereunder pursuant to the express terms hereof. Executive's ownership of, or participation (including any board memberships) in, any entity (other than Company ) must be disclosed to the Board; provided, however, that Executive need not disclose any equity interest held in any public company or any private company that is not engaged in a competing business as defined in Section 9 of this Agreement when such interest constitutes less than one percent (1.0%) of the issued and outstanding equity of such public or private company."

3. In Section 3(a) ("Base Salary") of the Employment Agreement, change the amount of Executive's Base Salary from $270,000 per annum to $300,000 per annum, which change is to be effective as of April 15, 2002.

4.    Add the following Section 3(d) to the Employment Agreement:

      "(d)  Incentive Compensation.

            "(1) During the Employment Period, the Executive shall be entitled to an incentive bonus, calculated and payable quarterly, equal to one percent (1.0%) of Parent's "net earnings," provided that Parent's net earnings exceed the Minimum Amount for the applicable fiscal quarter. This bonus can be paid either in cash or restricted stock at the Company's sole discretion. At no time will the vesting schedule of the restricted stock be greater than three years. If there is a Change in Control of the Company, the incentive bonus will be paid only in cash from that quarter forward. Additionally, in a Change in Control of the Company, all restricted stock previously issued will be immediately converted to cash by the Company. If the Company terminates Executive's employment without Cause, then all restricted stock vests immediately. If Executive terminates his employment with Good Reason, then all restricted stock vests immediately.

            "(2) For purposes of calculating Executive's incentive bonus pursuant to this subsection 3(d), Parent's "net earnings" shall be Parent's consolidated net after tax earnings prior to any incentive bonus amounts for Executive and other executives of Parent. All calculations to determine Company's "net earnings" shall be on a basis consistent with financial accounting and reporting methods applied for prior accounting periods of Parent and Company, provided, however, that changes thereto required by U.S. Generally Accepted Accounting Principles shall be deemed acceptable. The amounts payable pursuant to this subsection 3(d) shall be paid on or before thirty (30) days after the public financial reporting by Parent at the end of the applicable fiscal quarter. For purposes of this subsection 3(d), the term "Minimum Amount" means an amount equal to eighty percent (80%) of the average of Parent's net earnings for the immediately preceding four fiscal quarters ended prior to the applicable fiscal quarter.

            "(3) If upon final presentation of consolidated financial statements to Parent by Parent's outside Certified Public Accountants the "net earnings" of Parent requires adjustment, then, within thirty (30) days after such presentation, Company or Executive, as the case may be, shall pay to the other the amount necessary to cause the net amount of incentive bonus paid to be the proper amount after adjustment; provided that if Executive shall pay Company pursuant to the provisions of this subsection 3(d)(3), then the amount the Executive shall pay will be reduced by the taxes withheld by the Company attributable to such


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                  amount (the "Withheld Portion"), and the Company shall apply the Withheld Portion toward Company's withholding obligations with regard to any subsequent payments of Base Salary and incentive compensation made pursuant to this Section 3."

5. Executive hereby acknowledges receipt on October 9, 2001 of a stock option grant for 75,000 shares of the Company's stock, 25,000 shares of which constitute consideration paid to Executive in exchange for his agreement to this Amendment, which stock option grant (a) shall be subject to the terms of the Company's stock option plan and the grant documents, (b) carries an exercise price of $14.11 per share and (c) vests ratably on an annual schedule over two
(2) years from the date of grant.


THIS AMENDMENT AGREED TO AND ACCEPTED BY:

                                          COMPANY:
                                          INSIGHT DIRECT WORLDWIDE, INC.,
                                          an Arizona corporation


                                              /s/ Timothy A. Crown
                                              --------------------------
                                          By: TIMOTHY A. CROWN,
                                              CHIEF EXECUTIVE OFFICER




                                          /s/ Dino Farfante
                                          -------------------------------
                                          EXECUTIVE: DINO FARFANTE




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